The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424 (b)(2)
File No. 333-133514
Subject to Completion, dated May 12, 2008
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 25, 2006)

           Shares

          Common Stock

Sovereign Bancorp, Inc. is offering           shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “SOV.” On May 9, 2008, the last reported sale price for the common stock on the New York Stock Exchange was $7.86 per share.

The shares of common stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement, along with the other information in this prospectus supplement and the accompanying prospectus before you make your investment decision.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us (before expenses)	$	$

We have granted the underwriter a 30-day option to purchase up to an additional           shares of common stock on the same terms and conditions as set forth above to the extent the underwriter sells more than           shares of common stock in this offering.

Neither the Securities and Exchange Commission nor any other federal or state securities commission or other regulatory body has approved or disapproved of the common stock or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares of common stock on or about May   , 2008.

Lehman Brothers

May   , 2008

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference herein and therein, on the other hand, the information in this prospectus supplement shall control.

You should read and consider all information contained in this prospectus supplement and the accompanying prospectus, together with the information described under the headings “Where You Can Find More Information” in the accompanying prospectus and “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date appearing on the front cover of this prospectus supplement or the respective dates of the incorporated documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriter, to subscribe for and purchase, any of the shares of our common stock and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References in this prospectus supplement to “Sovereign,” “we,” “us” and “our” refer to Sovereign Bancorp, Inc., excluding its subsidiaries, unless otherwise specified or the context otherwise requires it to refer to Sovereign Bancorp, Inc. and its subsidiaries.

References in this prospectus supplement to “Sovereign Bank” refer to Sovereign Bank and its consolidated subsidiaries, unless otherwise specified.

S-ii

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Sovereign. Sovereign may from time to time make forward-looking statements in Sovereign’s filings with the Securities and Exchange Commission (including its Annual Report on Form 10-K), in its reports to stockholders (including its 2007 Annual Report) and in other communications by Sovereign, which are made in good faith by Sovereign, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of the disclosure communications by Sovereign, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “will,” “would,” “believe,” “expect,” “hope,” “anticipate,” “estimate,” “intend,” “plan,” “strive,” “hopefully,” “try,” “assume” or similar expressions constitute forward-looking statements.

These forward-looking statements include statements with respect to Sovereign’s vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of Sovereign. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements. Although Sovereign believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond Sovereign’s control). The following factors, among others, could cause Sovereign’s financial performance to differ materially from its goals, plans, objectives, intentions, expectations, forecasts and projections (and the underlying assumptions) expressed in the forward-looking statements:

•	the strength of the United States economy in general and the strength of the regional and local economies in which Sovereign conducts operations;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation, interest rate, market and monetary fluctuations;

•	adverse changes that may occur in the securities markets, including those related to the financial condition of significant issuers in our investment portfolio;

•	revenue enhancement ideas may not be successful in the marketplace or may result in unintended costs;

•	changing market conditions may force us to alter the implementation or continuation of cost savings or revenue enhancement strategies;

•	Sovereign’s plans to sell loan portfolios may take longer than anticipated, may be sold at prices lower than anticipated or may not occur in their entirety;

•	Sovereign may not be able to timely develop competitive new products and services in a changing environment or gain acceptance of such products and services by customers;

•	the willingness of customers to substitute competitors’ products and services and vice versa;

•	the ability of Sovereign and its third party vendors to convert and maintain Sovereign’s data processing and related systems on a timely and acceptable basis and within projected cost estimates;

•	the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, capital, liquidity, proper accounting treatment, securities and insurance, and the application thereof by regulatory bodies and the impact of changes in and interpretation of generally accepted accounting principles in the United States;

•	technological changes;

•	competitors of Sovereign may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Sovereign;

•	changes in consumer spending and savings habits;

S-iii

•	acts of terrorism or domestic or foreign military conflicts; and acts of God, including natural disasters;

•	regulatory or judicial proceedings;

•	changes in asset quality;

•	the outcome of ongoing tax audits by federal, state and local income tax authorities may require additional taxed be paid by Sovereign as compared to what has been accrued or paid as of period end; and

•	Sovereign’s success in managing the risks involved in the foregoing.

If one or more of the factors affecting Sovereign’s forward-looking information and statements proves incorrect, then its actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, Sovereign cautions you not to place undue reliance on any forward-looking information and statements. The effect of these factors is difficult to predict. New factors emerge from time to time and we cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward looking statement. Any forward looking statements only speak as of the date of this document.

Sovereign does not intend to update any forward-looking information and statements, whether written or oral, to reflect any change. All forward-looking statements attributable to Sovereign are expressly qualified by these cautionary statements.

S-iv

SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all the information that may be important to you. To understand this offering fully, you must read this entire prospectus supplement and the accompanying prospectus carefully, including the risk factors beginning on page S-5 and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Sovereign Bancorp, Inc.

Sovereign is a savings and loan holding company and the parent company of Sovereign Bank. At March 31, 2008, we had consolidated total assets of $81.9 billion, consolidated deposits of $49.0 billion and consolidated stockholders’ equity of $6.7 billion. As of March 31, 2008, we had nearly 750 community banking offices, over 2,300 ATMs and about 12,000 team members with principal markets in the Northeastern United States. Sovereign’s primary business consists of attracting deposits from its network of community banking offices, and originating small business and middle market commercial loans, multi-family loans, residential mortgage loans, home equity loans and lines of credit, and auto and other consumer loans in the communities served by those offices.

Sovereign was incorporated in 1987 as a holding company for Sovereign Bank. Sovereign Bank was created in 1984 under the name Penn Savings Bank, F.S.B. through the merger of two financial institutions with market areas primarily in Berks and Lancaster counties, Pennsylvania. Sovereign Bank assumed its current name on December 31, 1991. Sovereign has acquired 28 financial institutions, branch networks and/or related businesses since 1990. Eighteen of these acquisitions, with assets totaling approximately $52 billion, have been completed since 1995. Sovereign’s latest acquisition was of Independence Community Bank Corp. (“Independence”), effective June 1, 2006. Independence was headquartered in Brooklyn, New York, and had 125 community banking offices in the five boroughs of New York City, Nassau and Suffolk Counties and New Jersey. Sovereign acquired Independence to connect its Mid-Atlantic geographic footprint to New England and create new markets in certain areas of New York. Sovereign funded this $3.6 billion acquisition using the net proceeds from a $2.4 billion equity offering to Banco Santander Central Hispano (“Santander”), from issuances of perpetual and trust preferred securities, and using cash on hand. As a result of the equity investment by Santander in connection with the Independence acquisition, Santander is Sovereign’s largest stockholder.

Sovereign is a Pennsylvania business corporation and its principal executive offices are located at 1500 Market Street, Philadelphia, Pennsylvania 19102 and its telephone number is (267) 256-8601. Sovereign Bank is headquartered in Wyomissing, Pennsylvania, a suburb of Reading, Pennsylvania.

Sovereign Bank is a federally chartered savings bank and operates in a heavily regulated environment. Changes in laws and regulations may have a significant impact on it operations. See “Business-Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

If you would like to know more about us, see our documents incorporated by reference in this prospectus supplement and the accompanying prospectus as described under “Incorporation By Reference” included elsewhere in this prospectus supplement.

The Offering

Issuer	Sovereign Bancorp, Inc.

Shares of common stock offered by Sovereign

Shares of common stock to be outstanding immediately after this offering (1)(2)

Underwriters’ option to purchase additional shares	We may sell up to an additional shares if the underwriter exercises its option to purchase additional shares.

Use of proceeds	We estimate that the proceeds from the sale of the common stock will be approximately $ , after deducting the underwriter’s discounts and commissions and estimated offering expenses. We will use the net proceeds of the offering for general corporate purposes.

Dividend policy	On January 24, 2008 Sovereign announced that it was discontinuing its quarterly dividend to holders of common stock to help bolster capital and mitigate risk during the ongoing challenges facing the financial services industry. Prior to that announcement, we had paid a quarterly cash dividend of $0.08 per share of our common stock for each quarter since June 30, 2006. Sovereign’s board of directors will review whether to reinstate the common stock dividend in future periods.

The declaration and payment of dividends is subject to the discretion of our board of directors and depends on various factors, including our net income, financial condition, cash requirements, capital adequacy, future prospects and other factors deemed relevant by our board of directors. In addition, there are certain limitations on the ability of Sovereign Bank to pay dividends to Sovereign, which in turn limit Sovereign’s ability to pay dividends to its common stock holders. See “Business Supervision and Regulation — Regulatory Capital Requirements” and Note 15 to the consolidated financial statements in “Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2007.

New York Stock Exchange symbol	Our common stock is listed on the NYSE under the trading symbol “SOV.”

Risk Factors	For a discussion of risks associated with an investment in our common stock, see “Risk Factors” beginning on page S-5 of this prospectus supplement.

(1)	The number of shares of common stock to be outstanding immediately after this offering is based on 482,540,274 shares outstanding as of May 8, 2008 and the issuance by us of shares of our common stock in this offering.

(2)	Unless otherwise indicated, the number of shares of our common stock presented in this prospectus supplement excludes shares issuable pursuant to the exercise of the underwriter’s over-allotment option and shares of our common stock issuable upon the exercise of stock options outstanding under our stock compensation plans.

Summary Consolidated Financial Data

The following table sets forth summary consolidated financial data of Sovereign. The financial data as of and for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 have been derived from our audited financial statements contained in our Annual Reports on Form 10-K filed with the SEC. The financial data as of and for the quarters ended March 31, 2008 and 2007 have been derived from the unaudited condensed consolidated financial statements contained in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and 2007 filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited financial data include, in the opinion of our management, all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly our results of operations and financial condition for the periods and dates presented. The summary consolidated condensed results are not indicative of our expected future operating results. The following summary historical financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and the historical financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share and ratio data)

Balance Sheet Data:
Total assets	$81,912,719	$82,193,565	$84,746,396	$89,641,849	$63,678,726	$54,489,026	$43,517,433
Loans held for investment, net of allowance	57,357,013	55,235,563	56,522,575	54,505,645	43,072,670	36,102,598	25,695,715
Loans held for sale	739,328	402,648	547,760	7,611,921	311,578	137,478	137,154
Investment securities	12,093,224	14,343,947	15,142,392	14,877,640	12,557,328	11,546,877	12,618,971
Deposits and other customer accounts	48,996,729	52,562,957	49,915,905	52,384,554	37,977,706	32,555,518	27,344,008
Borrowings and other debt obligations	24,348,829	19,162,252	26,126,082	26,849,717	18,720,897	16,140,128	12,197,603
Stockholders’ equity	$6,676,997	$8,694,886	$6,992,325	$8,644,399	$5,810,699	$4,988,372	$3,260,406
Statement of Operations Data:
Total interest income	$1,076,169	$1,227,339	$4,656,256	$4,326,404	$2,962,587	$2,255,917	$1,951,888
Total interest expense	593,989	739,486	2,792,234	2,504,856	1,330,498	819,327	724,123

Net interest income	482,180	487,853	1,864,022	1,821,548	1,632,089	1,436,590	1,227,765
Provision for credit losses	135,000	46,000	407,692	484,461	90,000	127,000	161,957

Net interest income after provision for credit losses	347,180	441,853	1,456,330	1,337,087	1,542,089	1,309,590	1,065,808
Total non-interest income	171,760	46,852	354,396	285,574	602,664	450,525	499,439
General and administrative expenses	359,264	329,996	1,345,838	1,289,989	1,089,204	942,661	852,364
Other expenses(1)	37,461	116,770	1,874,600	313,541	163,429	236,232	157,984

Income/(loss) before income taxes	122,215	41,939	(1,409,712)	19,131	892,120	581,222	554,899
Income tax provision (benefit)	22,080	(6,120)	(60,450)	(117,780)	215,960	127,670	153,048

Net Income/(loss)(2)	$100,135	$48,059	$(1,349,262)	$136,911	$676,160	$453,552	$401,851

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share and ratio data)

Share Data:
Common shares outstanding at end of period (in thousands)(2)	482,443	475,657	481,404	473,755	358,018	345,775	293,111
Basic earnings /(losses) per share(2)	$0.20	$0.09	$(2.85)	$0.30	$1.77	$1.34	$1.38
Diluted earnings /(losses) per share(2)	$0.20	$0.09	$(2.85)	$0.30	$1.69	$1.29	$1.32
Common share price at end of period	$9.32	$25.44	$11.40	$25.39	$20.59	$21.48	$22.62
Dividends declared per common share	$0.00	$0.08	$0 .320	$0.300	$0.170	$0.115	$0.100
Selected Financial Ratios:
Book value per common share(3)	$13.43	$17.87	$14.12	$17.83	$15.46	$13.74	$10.59
Common dividend payout ratio(4)	0.00%	79.05%	—	92.11%	9.02%	8.21%	6.99%
Return on average assets(5)	0.50%	0.22%	(1.62)%	0.17%	1.11%	.90%	.97%
Return on average equity(6)	5.78%	2.23%	(15.40)%	1.82%	11.92%	10.74%	13.41%
Average equity to average assets(7)	8.58%	9.97%	10.52%	9.46%	9.34%	8.36%	7.24%

(1)	2007 results include a $1.58 billion goodwill impairment charge related to the Company’s Metro New York and Shared Services Consumer reporting units. See “Management’s Discussion and Analysis of Financial Condition and Result of Operations and Note 4 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for further discussion.

(2)	Net income includes after-tax goodwill and investment security impairment charges, merger-related charges, restructuring charges, debt extinguishment charges or other charges of $1.9 billion ($3.92 per share) in 2007, $538 million ($1.24 per share) in 2006, $15 million ($0.04 per diluted share) in 2005, $98 million ($0.27 per diluted share) in 2004 and $19 million ($0.06 per diluted share) in 2003 and after-tax charges related to an expense reduction initiative and balance sheet restructuring of $119.2 million ($0.25 per share) in the first quarter of 2007. There are no significant charges in the first quarter of 2008.

(3)	Book value per common share equals common stockholders’ equity at period-end divided by common shares outstanding.

(4)	Common dividend payout ratio is calculated by dividing total common dividends paid by net income for the period. The ratio for the year ended December 31, 2007 is not applicable due to the net loss recorded during this time period.

(5)	Return on average assets is calculated by dividing net income by the average balance of total assets for the applicable period.

(6)	Return on average equity is calculated by dividing net income by the average balance of stockholders’ equity for the applicable period.

(7)	Average equity to average assets is calculated by dividing the average balance of stockholders’ equity for the applicable period by the average balance of total assets for the year.

RISK FACTORS

Investing in our common stock involves risk. See the risk factors described below and in the accompanying prospectus and in our Annual Report on Form 10-K for our most recent fiscal year, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. These risks could materially affect Sovereign and its subsidiaries’ business, results or operations or financial condition and cause the value of Sovereign’s common stock to decline. You could lose all or part of your investment.

Risks Relating to Our Business

Recent negative developments in the financial services industry and U.S. and global credit markets may continue to adversely impact our operations and results.

Negative developments in the latter half of 2007 in the capital markets, especially for structured products, have resulted in uncertainty in the financial markets in general with the expectation of the general economic downturn continuing in 2008. Commercial as well as consumer loan portfolio performances have deteriorated at many institutions and the competition for deposits and quality loans has increased significantly. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Stock prices of financial institutions and their holding companies have been negatively affected as has their ability to raise capital or borrow in the debt markets compared to recent years. As a result, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and financial institution regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement orders. Negative developments in the financial services industry and the impact of new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance.

Our allowance for loan losses may not be adequate to cover actual loan losses, which may require us to take a charge to our earnings and adversely impact our financial condition and results of operations.

We maintain an allowance for estimated loan losses that we believe is adequate for absorbing any probable losses in our loan portfolio. Management determines the provision for loan losses based upon an analysis of general market conditions, credit quality of our loan portfolio, and performance of our customers relative to their financial obligations with us. The amount of future losses is susceptible to changes in economic, operating, and other conditions, including changes in interest rates, that may be beyond our control, and such losses may exceed the allowance for estimated loan losses. Although management believes that the allowance for estimated loan losses is adequate to absorb any probable losses on existing loans that may become uncollectible, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future. Significant increases to the provisions for loan losses may be necessary if material adverse changes in general economic conditions occur or the performance of our loan portfolio deteriorates. Additionally, federal financial institution regulators, as an integral part of their supervisory function, periodically review the allowance for estimated loan losses. If these regulatory agencies require us to increase the allowance for estimated loan losses, it could have a negative effect on our results of operations and financial condition.

We may be subject to additional income tax and penalties or our income tax reserves may need to be adjusted in future periods, either of which would have a detrimental impact on our net income and regulatory capital levels

We are subject to the income tax laws of the United States, its states and municipalities and certain foreign countries. These tax laws are complex and are potentially subject to different interpretations by the taxpayer and the relevant governmental taxing authorities. In establishing a provision for income tax expense, we must make judgments and interpretations about the application of these inherently complex tax laws.

The Internal Revenue Service (the “IRS”) is currently examining our federal income tax returns for the years 2002 through 2005. We anticipate that the IRS will complete this review in the second half of 2008. Included in this examination cycle are two separate financing transactions with an international bank, totaling $1.2 billion, which are discussed in Note 12 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007. As a result of these transactions, Sovereign was subject to foreign taxes of $154.0 million during the years 2003 through 2005 and claimed a corresponding foreign tax credit for foreign taxes paid during those years. In 2006 and 2007, Sovereign was subject to an additional $87.6 million and $22.5 million, respectively, of foreign taxes related to these financing transactions and claimed a corresponding foreign tax credit. While the IRS audit is not complete, we expect that the IRS will propose to disallow the foreign tax credits taken in 2003-2005 in the amount of $154 million related to these transactions and to assess interest and potentially penalties, the combined amount of which totaled approximately $70.1 million as of March 31, 2008. In addition, while the IRS has not yet initiated an audit for the years 2006 and 2007, we expect that in the future the IRS will propose to disallow the foreign tax credits taken in 2006 and 2007 of $87.6 million and $22.5 million, respectively, and to assess interest and potentially penalties, the combined amount of which would have totaled approximately $15.8 million as of March 31, 2008. Sovereign may need to litigate this matter with the IRS. Sovereign believes that it is entitled to claim these foreign tax credits. Sovereign has recorded tax reserves for this position of $58 million. As Sovereign continues to go through the IRS administrative process, and if necessary litigation, we will continue to evaluate the appropriate tax reserve levels for this position. Any increase made to the tax reserves as a result of events for this matter may materially affect Sovereign’s income tax provision, net income and regulatory capital in future periods.

We may be required to raise additional capital in the future, but that capital may not be available when it is needed, which could adversely affect our financial condition and results of operations.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate that our current capital resources will satisfy our capital requirements for the foreseeable future. However, if market conditions worsen significantly from those which we currently anticipate, or other unexpected events occur, we may in the future need to raise additional capital to maintain such levels and/or support our growth.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we may not be able to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations could be materially impaired.

Conditions in the financial markets may limit our access to additional funding to meet our liquidity needs.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole as the recent turmoil faced by banking organizations in the domestic and worldwide credit markets deteriorates.

Potential regulatory and legislative actions may adversely affect our mortgage business.

Legislative and regulatory initiatives by federal, state or local legislative bodies or administrative agencies, if enacted or adopted, could delay foreclosure, provide new defenses to foreclosure or otherwise impair our ability to foreclose on a defaulted mortgage loan, adversely affect our rights if a borrower declares bankruptcy, or otherwise adversely affect our rights with respect to borrowers who are in default or who qualify for such initiatives. The outcome of these initiatives is uncertain.

Risks Relating to this Offering

The price of our common stock may fluctuate, which may make it difficult for you to resell your common stock when you want at prices you find attractive.

The price of our common stock on the NYSE constantly changes. We expect that the market price of our common stock will continue to fluctuate. Holders of our common stock will be subject to the risk of volatility and changes in prices.

Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	quarterly fluctuations in our operating and financial results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements of material developments affecting us or generally affecting our industry;

•	changes in our dividend policy;

•	future sales of our equity securities;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles; and

•	general domestic economic and market conditions.

In addition, the stock market may experience volatility unrelated to the operating performance of a particular company. Broad market fluctuations may adversely affect the market price of our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We have no current plans to issue additional equity securities. But except as described under “Underwriting”, we are not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

You may not receive dividends on the common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. On January 24, 2008, our board of directors suspended the quarterly dividends on our common stock. We are not required to pay dividends and may not pay any common stock dividends in the future. Furthermore, holders of our common stock are subject to the prior dividend rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding. As of March 31, 2008, 8,000 shares of Series C non-cumulative preferred stock, $50 per share liquidation preference, were outstanding that entitles holders to receive, when and if declared by our board of directors, dividends, to the extent declared by our board of directors, at the rate of 7.30% per year, payable quarterly. This could adversely affect the market price of our common stock.

The issuance of additional series of our preferred stock could adversely affect holders of our common stock, which may negatively impact your investment.

Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue additional preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Anti-takeover provisions could negatively impact holders of our common stock.

Provisions of the Pennsylvania Business Corporation Law (“PBCL”), our certificate of incorporation and bylaws, and the Investment Agreement between Sovereign and Santander could make it more difficult for a third-party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. We are subject to certain of those provisions of the PBCL that are applicable to a corporation which has a class of equity securities registered under the Securities Exchange Act of 1934, unless the corporation “opts out” of such provisions as permitted by the statute. These provisions are contained in Subchapters 25E through 25J of the PBCL. At our annual meeting of shareholders held on May 3, 2007, our shareholders “opted out” of Subchapter E of the PBCL, which would have entitled our shareholders to receive payment in cash for the “fair value” of their voting shares in the event of a “control transaction” as defined in the PBCL. Other provisions of the PBCL remain applicable as described in the accompanying prospectus under “Description of Our Capital Stock — Special Charter and Pennsylvania Corporate Law Provisions.” Moreover, our certificate of incorporation permits the board of directors, when evaluating any acquisition offer, to give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on depositors, employees, customers and other constituents in determining whether such offer is in the best interests of Sovereign. Furthermore, our certificate of incorporation provides that our board of directors is divided into three classes of approximately equal size, the members of each class being elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. In addition, we have adopted a shareholder rights plan. Finally, certain provisions of the Investment Agreement, such as the requirement to provide Santander with notification, “first look” and “match rights” with respect to an acquisition proposal during the term of the Investment Agreement, may have the effect of discouraging a third party from attempting to acquire control of us. These and other provisions could make it more difficult for a third-party to acquire us even if an acquisition might be in the best interest of holders of our common stock.

USE OF PROCEEDS

We estimate that the proceeds from the sale of the common stock will be approximately $      million, after deducting the underwriter’s discounts and commissions and estimated offering expenses. We will use the net proceeds of the offering for general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock has traded on the NYSE, under the symbol “SOV.” The following table sets forth the high and low sales prices per share of our common stock, as reported by the NYSE for the periods indicated, and the cash dividends per share paid for the periods indicated.

			Common Stock
	Low Sale Price	High Sale Price	Dividends

Fiscal 2008:
Second Quarter (through May 9, 2008)	$7.14	$9.89	$0.00
First Quarter	$9.28	$13.07	$0.00
Fiscal 2007:
Fourth Quarter	$10.08	$17.73	$0.08
Third Quarter	$16.58	$21.94	$0.08
Second Quarter	$21.14	$25.16	$0.08
First Quarter	$24.07	$26.42	$0.08
Fiscal 2006:
Fourth Quarter	$21.27	$25.90	$0.08
Third Quarter	$20.07	$21.60	$0.08
Second Quarter	$20.19	$21.76	$0.08
First Quarter	$19.57	$21.53	$0.06

The closing sale price per share of our common stock on May 9, 2008 as reported by the NYSE was $7.86.

Dividend Policy

On January 24, 2008 Sovereign announced that it was discontinuing its quarterly dividend to holders of common stock to help bolster capital and mitigate risk during the ongoing challenges facing the financial services industry. Prior to that announcement, we had paid a quarterly cash dividend of $0.08 per share of our common stock for each quarter since June 30, 2006. Sovereign’s board of directors will review whether to reinstate the common stock dividend in future periods.

The declaration and payment of dividends is subject to the discretion of our board of directors and depends on various factors, including our net income, financial condition, cash requirements, capital adequacy, future prospects and other factors deemed relevant by our board of directors. In addition, there are certain regulatory limitations on the ability of Sovereign Bank to pay dividends to Sovereign, which in turn limit Sovereign’s ability to pay dividends to its common stock holders. See “Business — Business Supervision and Regulation — Regulatory Capital Requirements” and Note 15 to our consolidated financial statements in “Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2007.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our cash and amounts due from depository institutions, borrowings and other debt obligations and stockholders’ equity as of March 31, 2008, in each case, on an actual basis and as adjusted to give effect to this offering.

You should read the following table together with “Summary Consolidated Financial Data” and our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2008
	Actual	As Adjusted
	(Dollar in thousands)

Cash and amounts due from depository institutions	$1,957,403	$

Borrowings and other debt obligations	$24,348,829		$24,168,829
Stockholders’ equity
Preferred stock (7,500,000 shares authorized; 8,000 shares outstanding)	$195,445		$195,445
Common stock (800,000,000 shares authorized; 483,540,976 shares outstanding; shares outstanding as adjusted)	6,298,254
Warrants and employee stock options issued	348,878		348,878
Treasury stock	(11,438)		(11,438)
Accumulated other comprehensive loss	(749,556)		(749,556)
Retained earnings	595,414		595,414

Total stockholders’ equity	$6,676,997	$

Total capitalization	$32,983,229	$
Capital adequacy
Tangible equity to total tangible assets	4.06%			%
Tier 1 leverage ratio	6.21%			%

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

Lehman Brothers Inc. is acting as the underwriter of this offering. Subject to the terms and conditions of the underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us,           shares of common stock.

The underwriting agreement provides that the underwriter’s obligations to purchase shares of our common stock depend on the satisfaction of the conditions contained in the underwriting agreement, including requirements that:

•	all of the shares of common stock offered hereby are purchased (other than those shares of common stock covered by its option to purchase additional shares, as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriter are true;

•	there has been no material adverse change in our financial condition or in the financial markets; and

•	we deliver the customary closing documents to the underwriter.

Option to Purchase Additional Common Stock

We have granted the underwriter an option exercisable for 30 days after the date of this prospectus supplement to purchase at any time, and from time to time, in whole or in part, up to           additional shares of our common stock at the public offering price, less the underwriting discounts and commissions shown on the cover page of this prospectus supplement. This option may be exercised to the extent the underwriter sells more than           shares of our common stock in this offering.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriter. These amounts are assuming both no exercise and full exercise of the underwriter’s option to purchase additional common stock. The underwriting fee is the difference between the initial public offering price and the amount the underwriter will pay us for the common stock.

	No Exercise	Full Exercise

Per share	$	$
Total	$	$

The underwriter proposes to offer the common stock directly to the public at the public offering prices on the cover of this prospectus supplement and to selected dealers at such offering price less a selling concession not in excess of $      per share of common stock. After the commencement of the offering, the underwriter may change the offering price and other selling terms. Sales of shares of our common stock outside of the United States may be made by affiliates of the underwriter.

We estimate that our total expenses associated with the offer and sale of the common stock, excluding underwriting discounts, will be approximately $1,000,000.

Lock-Up Agreements

We and all of our directors and executive officers and certain other officers and Santander and Relational Investors LLC have agreed that, subject to certain exceptions, without the prior written consent of Lehman Brothers Inc., we and they will not, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exchangeable for common stock, or sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock (other than the grant of options pursuant to option plans existing on the date hereof), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments, with respect to the registration of any shares of our common stock or securities convertible, exercisable or exchangeable into our common stock or any other securities of the Company or (4) publicly disclose the intention to do any of the foregoing, in each case prior to the date that is 90 days after the date of this prospectus supplement.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless such extension is waived in writing by Lehman Brothers Inc.

Lehman Brothers Inc., in its sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in stabilizing transactions, short sales, purchases to cover positions created by short sales and penalty bids for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriter of the common stock in excess of the number of shares of common stock the underwriter is obligated to purchase in the offering, which creates the short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock involved in the sales made by the underwriter in excess of the number of shares of the common stock it is obligated to purchase is not greater than the number of shares of common stock that it may purchase by exercising its option to purchase additional common stock. In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in its option to purchase additional common stock. The underwriter may close out any short position by either exercising its option to purchase additional common stock and/or purchasing common stock in the open market. In determining the source of common stock to close out the short position, the underwriter will consider, among other things, the price of common stock available for purchase in the open market as compared to the price at which it may purchase common stock through its option to purchase additional common stock. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover short positions.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock.

In addition, neither we nor the underwriter makes representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Relationships

The underwriter and its related entities have engaged and may engage in commercial and investment banking transactions, financial advisory and other transactions with us in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursements for these commercial and investment banking transactions. Among other things, the underwriter may purchase, as principals, loans originated or sold by us.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the relevant implementation date), an offer of common stock described in this prospectus supplement may not be made to the public in that Relevant Member State other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of common stock shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of common stock to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

We have not authorized and do not authorize the making of any offer of common stock through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the common stock as contemplated in this prospectus supplement. Accordingly, no purchaser of the common stock, other than the underwriter, is authorized to make any further offer of the common stock on behalf of us or the underwriter.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Japan

The common stock has not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and the common stock will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Hong), and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the common stock is subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common stock under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer or (3) by operation of law.

Republic of China

The common stock has not been offered or sold, and will not be offered or sold, directly or indirectly, in the Republic of China.

People’s Republic of China

This prospectus supplement and the accompanying prospectus have not been and will not be circulated or distributed in the Peoples Republic of China, or PRC, and common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet websites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as an underwriter and should not be relied upon by investors.

Stamp Taxes

Purchasers of the common stock offered by this prospectus supplement and the accompanying prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

INCORPORATION BY REFERENCE

Without limiting the documents incorporated by reference into the accompanying prospectus, we incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008; and

•	our Current Report on Form 8-K filed on May 12, 2008.

We also incorporate by reference all reports that we will file with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act prior to the termination of this offering, other than those portions furnished on Form 8-K but not deemed filed.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Sovereign Bancorp, Inc.
Investor Relations Department
Mail Code 11-900-1R5
P.O. Box 12646
Reading, PA 19612
Telephone: (610) 208-8681

VALIDITY OF SHARES AND LEGAL MATTERS

The validity of our common stock will be passed upon for us by Reed Smith LLP, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Sovereign Bancorp, Inc. appearing in Sovereign Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Sovereign Bancorp, Inc.’s internal control over financial reporting as of December 31, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Sovereign Bancorp, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS
$2,500,000,000
May Offer —
Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units

The Trusts
May Offer —
Trust Preferred Securities

        We and, in the case of the trust preferred securities, the applicable Trust, may offer and sell from time to time up to $2,500,000,000 of the securities listed above, including units consisting of any two or more of such securities. The securities will be offered in amounts, at prices and on terms to be determined by market conditions at the time of offering.
      This prospectus contains a general description of the securities that may be offered. The specific terms of the securities will be contained in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.
      Our common stock is listed on the New York Stock Exchange under the symbol “SOV.”
      These securities are not savings or deposit accounts or other obligations of any of our bank or nonbank subsidiaries and the securities are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.
      Investing in the securities offered by this prospectus and the accompanying prospectus supplement involves risks. See “Risk Factors” beginning on page 7.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated April 25, 2006.

ABOUT THIS PROSPECTUS
      This prospectus is a combined prospectus that is part of two registration statements that we and the Trusts filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we and, in the case of the trust preferred securities, the applicable Trust, may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,500,000,000.
      This prospectus provides you with a general description of the securities we and the Trusts may offer. Each time we or the Trusts sell securities, we or the applicable Trust will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we or the Trusts make in this prospectus will be modified or superseded by any inconsistent statement made by us or the Trusts in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the following section.
      You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

      No separate financial statements of the Trusts have been included or incorporated by reference herein. We and the Trusts do not consider such financial statements material to holders of trust preferred securities because:

•	all of the voting securities of each Trust will be owned, directly or indirectly, by us, a reporting company under the Securities Exchange Act of 1934;

•	no Trust has independent operations, but rather each exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Trust and investing the proceeds thereof in debt securities, and, possibly, warrants and other securities of Sovereign Bancorp, Inc.; and

•	the obligations of the Trusts under the trust preferred securities are fully and unconditionally guaranteed by us to the extent set forth herein.
      See “The Trusts” and “Description of Trust Preferred Securities and Trust Guarantees — Trust Guarantees.”
WHERE YOU CAN FIND MORE INFORMATION
      As required by the Securities Act of 1933, we and the Trusts have filed a registration statement (No. 333-133514) relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549, and obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

INCORPORATION BY REFERENCE
      We “incorporate by reference” into this prospectus certain of the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information furnished in any current report on Form 8-K) after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Current Reports on Form 8-K filed with the SEC on May 25, 2005, August 5, 2005, November 21, 2005, January 4, 2006, February 22, 2006, March 15, 2006, March 17, 2006, March 21, 2006, March 24, 2006, and April 25, 2006 and on Form 8-K/A filed February 23, 2006;

•	the description of our common stock contained in our Registration Statement on Form 8-A/A, filed with the SEC on October 28, 2005, and any amendments or reports filed for the purpose of updating such registration statement; and

•	the description of our stock purchase rights contained in our current report on Form 8-K/A, filed with the SEC on October 28, 2005, and any amendments or reports filed for the purpose of updating such current report.
      You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning us at the following address:
Investor Relations Department
Sovereign Bank
Mail Code 11-900-IR5
P.O. Box 12646
Reading, Pennsylvania 19612
(610) 208-8681

PROSPECTUS SUMMARY
      This summary provides a brief overview of us and the Trusts and all material terms of the offered securities that are known as of the date of this prospectus. For more complete information about us and the Trusts and a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the securities that we and the Trusts may offer;

•	the accompanying prospectus supplement, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” and “Incorporation by Reference” for information about us, including our financial statements.
Sovereign Bancorp, Inc.
     General
      Sovereign is the parent company of Sovereign Bank, a financial institution with approximately $64 billion in assets, more than 650 community banking offices, over 1,000 ATMs and about 10,000 team members in Pennsylvania, New Jersey, Connecticut, New Hampshire, New York, Rhode Island, Delaware, Massachusetts and Maryland. Sovereign’s primary business consists of attracting deposits from its network of community banking offices, and originating small business and middle market commercial and asset-based loans, residential mortgage loans, home equity lines of credit, and auto and other consumer loans in the communities served by those offices. Sovereign also purchases portfolios of residential mortgage loans and other consumer loans originated throughout the United States.
      Sovereign Bank was organized in 1984. Sovereign was incorporated in 1987, and since 1990, it has acquired 27 financial institutions, branch networks and related businesses. Seventeen of these acquisitions, with assets totaling approximately $35 billion, have been completed since 1995.
      Sovereign believes that as a result of continuing consolidation in the financial services industry, there is an increasing need for a super-community bank in the northeastern United States. Sovereign considers a super-community bank to be a bank with the size and range of commercial, business and consumer products to compete with larger institutions, but with the orientation to relationship banking and personalized service usually found at smaller community banks.
      In response to this need, in 1996, Sovereign initiated a strategy to transform itself from a traditional mortgage lender into a super-community bank. During 2000, Sovereign substantially completed this transformation by acquiring $12.3 billion of deposits, $8.0 billion of loans, and 281 community banking offices located in Massachusetts, Rhode Island, Connecticut and New Hampshire from FleetBoston Financial Corporation. As a result of that transaction, Sovereign doubled its deposit base, changed the mix of loans and deposits to be more characteristic of a commercial bank, and increased the breadth and depth of senior and middle management. Sovereign has since completed four additional acquisitions of community banks in New England and Pennsylvania with aggregate assets and deposits of approximately $13.3 billion and $8.6 billion, respectively.
      With the dual goals of filling in the geographic gap between its banking offices in New England and its banking offices in Pennsylvania, New Jersey, Delaware and Maryland, and entering the desirable greater New York metropolitan market, on October 24, 2005, Sovereign entered into an agreement to acquire Independence Community Bank Corp. (“Independence”), a financial institution headquartered in Brooklyn, New York with approximately $19.1 billion of assets as of December 31, 2005.
      Sovereign is a Pennsylvania business corporation and its principal executive offices are located at 1500 Market Street, Philadelphia, Pennsylvania and its telephone number is (215) 557-4630. Sovereign Bank is headquartered in Wyomissing, Pennsylvania, a suburb of Reading, Pennsylvania.

      Sovereign Bank is a federally chartered savings bank and operates in a heavily regulated environment. Changes in laws and regulations affecting Sovereign and its subsidiaries may have an impact on its operations. See “Business — Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this prospectus supplement.
Recent Developments

Pending Transactions
      On October 24, 2005, Sovereign announced the execution of a definitive agreement to acquire Independence for cash in a transaction valued at approximately $3.6 billion. Independence is a thrift holding company headquartered in Brooklyn, New York with approximately $19.1 billion in assets, $12.2 billion in net loans, $3.6 billion in investments, $10.9 billion in deposits, $5.6 billion of borrowings and other debt obligations and $2.3 billion of stockholders’ equity at December 31, 2005. Independence operates 126 branches located in the greater New York City metropolitan area, which includes the five boroughs of New York City, Nassau and Suffolk Counties, New York, and New Jersey. Upon completion of this transaction, Sovereign will be one of the few financial institutions in the nation with a substantial presence from Philadelphia through Boston and north into the rest of New England. Sovereign expects to complete its acquisition of Independence on or before June 1, 2006.
      In order to finance a portion of the purchase price payable in connection with its acquisition of Independence, Sovereign and Banco Santander Central Hispano, S. A. (“Santander”) entered into an Investment Agreement, dated as of October 24, 2005 and amended as of November 22, 2005 (the “Investment Agreement”). The Investment Agreement sets forth the terms and conditions pursuant to which, among other things, Santander will purchase from Sovereign shares of Sovereign common stock representing 19.8% of Sovereign’s outstanding common stock after giving effect to the purchase (which we estimate to be, as of the date of this prospectus, approximately 88.4 million shares) for approximately $2.4 billion in cash at a purchase price of $27.00 per share, which represented a premium to Sovereign’s market price as of the date of the agreement. We expect to complete this transaction concurrently with our acquisition of Independence on or before June 1, 2006. Santander can increase its ownership up to 24.9% of Sovereign’s outstanding common stock at market prices, subject to certain standstill restrictions and regulatory limitations.
      Santander is the ninth largest bank in the world by market capitalization. It has over 10,000 offices and a presence in over 40 countries. It is the largest financial institution in Spain and Latin America, and has a significant presence elsewhere in Europe, including Portugal, where it is the third largest banking group, and the United Kingdom. It also operates a leading consumer finance franchise in Germany, Italy, Spain and nine other European countries.

RISK FACTORS
      You should carefully consider the risks described in this prospectus and the accompanying prospectus supplement, in addition to the other information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement before making an investment decision. These risks are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.
A deterioration in Sovereign Bank’s financial condition, results of operations or cash flow could adversely affect our ability to pay principal or interest on our indebtedness and dividends on our common or preferred stock.
      Our primary source of cash to make payments on our debt or to pay dividends to our shareholders is dividends and other contributions from Sovereign Bank, which are limited, among other things, by the level of Sovereign Bank’s capital, liquidity, earnings and related regulatory capital and other requirements.
      A significant deterioration in Sovereign Bank’s financial condition, earnings or cash flow, as a result of an economic downturn and a corresponding decrease in credit quality or otherwise, could limit Sovereign Bank’s ability to pay cash dividends to us, which, in turn, would limit our ability to service our indebtedness and trust preferred expense or to pay dividends on our equity securities.
      There is also the potential for an economic downturn, market disruptions and other effects resulting from terrorist attacks in the United States or on United States interests, or those of its allies, abroad, and actions by the United States and other foreign governments in response thereto, any of which could adversely affect Sovereign Bank’s financial condition, results of operations and cash flow.
Our holding company structure also restricts the ability of Sovereign Bank to provide funds to us and our ability to pay dividends and make debt payments.
      Federal banking laws, regulations and policies also limit Sovereign Bank’s ability to pay dividends and make other distributions to us. Sovereign Bank must obtain prior approval from the Office of Thrift Supervision, or the “OTS,” to declare a dividend or make any other capital distribution if, after such dividend or distribution:

•	Sovereign Bank’s total distributions to us within that calendar year would exceed 100% of Sovereign Bank’s net income during the year plus retained net income for the prior two years; or

•	if Sovereign Bank is not adequately capitalized at the time.
      In addition, prior approval of the OTS would be required if Sovereign Bank’s examination or Community Reinvestment Act ratings fall below certain levels or Sovereign Bank is notified by the OTS that it is a problem association or an association in troubled condition. Also, even if prior OTS approval is not required, Sovereign Bank must give the OTS 30 days prior notice of the declaration of any dividend to us. The OTS may deny an application for approval for any capital distribution that it determines would constitute an unsafe or unsound practice. In addition, as a holding company, our rights and the rights of our creditors to participate in the assets of Sovereign Bank upon any liquidation, receivership or reorganization will be subject to the prior claims of Sovereign Bank’s creditors, including Sovereign Bank’s depositors.
An economic downturn may lead to a deterioration in our asset quality and adversely affect our earnings and cash flow.
      Our business faces various material risks, including credit risk and the risk that the demand for our products will decrease. In a recession or other economic downturn, these risks would probably become more acute. In an economic downturn, our credit risk and litigation expense will increase. Also, decreases in consumer confidence, real estate values, interest rates and investment returns, usually associated with a downturn, could combine to make the types of loans we originate less profitable.
Changing interest rates may adversely affect our profits.
      To be profitable, we must earn more money from interest on loans and investments and fee-based revenues than the interest we pay to our depositors and creditors and the amount necessary to cover the cost of our operations. Rising interest rates may hurt our income because they may reduce the demand for loans and the value of our investment securities and our loans. If interest rates decrease, our net interest income could be negatively affected if interest earned on interest-earning assets, such as loans, mortgage-related securities, and other investment securities, decreases more quickly than interest paid on interest-bearing liabilities, such as deposits and borrowings. This would cause our net interest income to go down. In addition, if interest rates decline, our loans and investments may prepay earlier than expected, which may also lower our income. Interest rates do and will continue to fluctuate, and we cannot predict future Federal Reserve Board actions or other factors that will cause rates to change. If the yield curve steepens or flattens, it could impact our net interest income in ways management may not accurately predict.
We experience intense competition for loans and deposits.
      Competition among financial institutions in attracting and retaining deposits and making loans is intense. Our most direct competition for deposits has come from commercial banks, savings and loan associations and credit unions doing business in our areas of operation, as well as from nonbanking sources, such as money market mutual funds and corporate and government debt securities. Competition for loans comes primarily from commercial banks, savings and loan associations, consumer finance companies, insurance companies and other institutional lenders. We compete primarily on the basis of products offered, customer service and price. A number of institutions with which we compete have greater assets and capital than we do and, thus, may have a competitive advantage.
We are subject to substantial regulation which could adversely affect our business and operations.
      As a financial institution, we are subject to extensive regulation, which materially affects our business. Statutes, regulations and policies to which we and Sovereign Bank are subject may be changed at any time, and the interpretation and the application of those laws and regulations by our regulators is also subject to change. There can be no assurance that future changes in regulations or in their interpretation or application will not adversely affect us.
      The regulatory agencies having jurisdiction over banks and thrifts have under consideration a number of possible rulemaking initiatives which impact on bank and thrift and bank and thrift holding company capital requirements. Adoption of one or more of these proposed rules could have an adverse effect on us and Sovereign Bank.
      Existing federal regulations limit our ability to increase our commercial loans. We are required to maintain 65% of our assets in residential mortgage loans and certain other loans, including small business loans. We also cannot have more than 10% of our assets in large commercial loans that are not secured by real estate, more than 10% in small business loans, or more than four times our capital in commercial real estate loans. A small business loan is one with an original loan amount of less than $2 million, and a large commercial loan is a loan with an original loan amount of $2 million or more. Because commercial loans generally yield interest income which is higher than residential mortgage loans, the amount of our interest income could be adversely affected by these provisions. If the growth of our commercial loan portfolio continues at its current rate, we may exceed these regulatory limitations, requiring us to reduce the size of our commercial loan portfolio or take other actions which may adversely affect our net income.
Changes in accounting standards could impact reported earnings.
      The accounting standard setters, including the FASB, SEC and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements.
Difficulties in combining the operations of acquired entities with our own operations may prevent us from achieving the expected benefits from our acquisitions.
      We may not be able to achieve fully the strategic and operating efficiencies in an acquisition. Inherent uncertainties exist in the operations of an acquired entity. In addition, the market conditions where we and our potential acquisition targets operate are highly competitive. Although we have a strong track record in integrating acquired entities, it is possible that we may lose customers or the customers of acquired entities as a result of an acquisition. We may also lose key personnel, either from the acquired entity or from ourself, as a result of an acquisition. These factors could contribute to us not achieving the expected benefits from our acquisitions within desired time frames, if at all.
Future sales or issuances of our common stock or equity-related securities in the public market or in connection with mergers and acquisitions or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock.
      Our board of directors has the authority to issue, without the vote or action of stockholders, shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of Sovereign common stock. As of March 31, 2006, we had no shares of preferred stock outstanding, and our authorized capital stock included 800,000,000 shares of common stock, no par value, of which 358,851,466 shares were outstanding.
      We are not restricted from issuing additional common stock in a public offering or a private placement or from issuing shares of common or preferred stock in connection with any merger or acquisition. No prediction can be made as to the effect, if any, that future sales of issuances of shares of our common stock, equity-related securities or the availability of such securities for future sale will have on the trading price of our common stock.

FORWARD-LOOKING STATEMENTS
      The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Sovereign. Sovereign may from time to time make forward-looking statements in Sovereign’s filings with the Securities and Exchange Commission in its reports to shareholders (including its 2005 Annual Report) and in other communications by Sovereign, which are made in good faith by Sovereign, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of the disclosure communications by Sovereign, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “will,” “would,” “believe,” “expect,” “hope,” “anticipate,” “estimate,” “intend,” “plan,” “strive,” “hopefully,” “try,” “assume” or similar expressions constitute forward-looking statements.
      These forward-looking statements include statements with respect to Sovereign’s vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of Sovereign, including statements relating to:

•	growth in net income, shareholder value and internal tangible equity generation;

•	growth in earnings per share;

•	return on equity;

•	return on assets;

•	efficiency ratio;

•	Tier 1 leverage ratio;

•	annualized net charge-offs and other asset quality measures;

•	fee income as a percentage of total revenue;

•	ratio of tangible equity to assets or other capital adequacy measures;

•	book value and tangible book value per share; and

•	loan and deposit portfolio compositions, employee retention, deposit retention, asset quality and reserve adequacy.
      These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements. Although Sovereign believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond Sovereign’s control). The following factors, among others, could cause Sovereign’s financial performance to differ materially from its goals, plans, objectives, intentions, expectations, forecasts and projections (and the underlying assumptions) expressed in the forward-looking statements:

•	the strength of the United States economy in general and the strength of the regional and local economies in which Sovereign conducts operations;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation, interest rate, market and monetary fluctuations;

•	adverse changes that may occur in the securities markets, including those related to the financial condition of significant issuers in our investment portfolio;

•	Sovereign’s ability to successfully integrate any assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and its ability to realize related revenue synergies and cost savings within expected time frames;

•	the possibility that expected merger-related charges are materially greater than forecasted or that final purchase price allocations based on fair value of the acquired assets and liabilities at acquisition date and related adjustments to yield and/or amortization of the acquired assets and liabilities are materially different from those forecasted;

•	deposit attrition, customer loss, revenue loss and business disruption following Sovereign’s acquisitions, including adverse effects on relationships with employees may be greater than expected;

•	anticipated acquisitions may not close on the expected closing date or may not close at all;

•	the conditions to closing anticipated acquisitions, including stockholder and regulatory approvals, may not be satisfied;

•	Sovereign’s timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

•	the willingness of customers to substitute competitors’ products and services and vice versa;

•	the ability of Sovereign and its third party vendors to convert and maintain Sovereign’s data processing and related systems on a timely and acceptable basis and within projected cost estimates;

•	the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, capital, liquidity, proper accounting treatment, securities and insurance, and the application thereof by regulatory bodies and the impact of changes in and interpretation of generally accepted accounting principles;

•	technological changes;

•	competitors of Sovereign may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Sovereign;

•	changes in consumer spending and savings habits;

•	acts of terrorism or domestic or foreign military conflicts; and acts of God, including natural disasters;

•	regulatory or judicial proceedings;

•	changes in asset quality;

•	if Sovereign acquires companies with weak internal controls, it will take time to get the acquired company up to the same level of operating effectiveness as Sovereign’s internal control structure. Sovereign’s inability to address these risks could negatively affect Sovereign’s operating results; and

•	Sovereign’s success in managing the risks involved in the foregoing.
      If one or more of the factors affecting Sovereign’s forward-looking information and statements proves incorrect, then its actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, Sovereign cautions you not to place undue reliance on any forward-looking information and statements. The effects of these factors are difficult to predict. New factors emerge from time to time and we cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward looking statement. Any forward looking statements only speak as of the date of this document.
      Sovereign does not intend to update any forward-looking information and statements, whether written or oral, to reflect any change. All forward-looking statements attributable to Sovereign are expressly qualified by these cautionary statements.

THE SECURITIES WE MAY OFFER
      We may use this prospectus to offer up to $2,500,000,000 of:

•	debt securities;

•	preferred stock;

•	depositary shares;

•	common stock;

•	warrants;

•	stock purchase contracts; and

•	stock purchase units.
      A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities.
THE TRUSTS
      Each Trust is a statutory trust formed under Delaware law pursuant to a separate declaration of trust executed by us, as sponsor for such Trust, and the trustees of such Trust and the filing of a certificate of trust with the Delaware Secretary of State.
      Unless an accompanying prospectus supplement provides otherwise, each Trust exists for the sole purposes of:

•	issuing the trust preferred securities;

•	investing the gross proceeds of the sale of the trust preferred securities in a specific series of our subordinated debt securities and, possibly, other Sovereign securities; and

•	engaging in only those other activities necessary or incidental thereto.
      All of the common securities of each Trust will be owned by us. The trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and continuance of an event of default under the applicable declaration of trust, the rights of the holders of the applicable trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable trust preferred securities.
      We will acquire trust common securities having an aggregate liquidation amount equal to a minimum of 3% of the total capital of each Trust. Each Trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable declaration of trust. Each Trust’s business and affairs will be conducted by the trustees. The holder of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each Trust. The duties and obligations of the trustees will be governed by the declaration of trust. At least one of the trustees of each Trust will be one of our employees or officers who will act as the administrative trustee. One trustee of each Trust will be a financial institution that is not affiliated with us, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each Trust will be a legal entity having a principal place of business in, or an individual resident of, the State of Delaware. We will pay all fees and expenses related to each Trust and the offering of the trust preferred securities. Unless otherwise set forth in the prospectus supplement, the property trustee will be The Bank of New York, and the Delaware trustee will be The Bank of New York, Delaware. The office of the Delaware trustee in the State of

Delaware is White Clay Center, Newark, Delaware 19711. The principal place of business of each Trust is 300 Delaware Avenue, Suite 800, Wilmington, Delaware 19801.
THE SECURITIES THE TRUSTS MAY OFFER
      Each Trust may use this prospectus to offer up to $2,500,000,000 of trust preferred securities.
      A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of the trust preferred securities.
USE OF PROCEEDS
      Except as otherwise described in any prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, which may include working capital, capital expenditures, repayment of existing indebtedness, financing possible future acquisitions, repurchasing shares of our common stock, and providing advances to or investments in Sovereign Bank and other direct or indirect subsidiaries. The amounts and timing of our application of the proceeds will depend upon many factors, including the funding requirements of Sovereign Bank and other direct or indirect subsidiaries, the availability of other funds, and the existence of acquisition opportunities. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing securities.
OUR RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth Sovereign’s consolidated ratios of earnings to fixed charges for the periods shown. For purposes of computing the ratios, earnings represent income before income taxes before adjustment for minority interests, plus fixed charges, less preference security dividend requirements of consolidated subsidiaries. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense. These ratios are presented both including and excluding interest on deposits.

	Year Ended December 31,

	2005	2004	2003	2002	2001

Ratio of earnings to fixed charges:
Including interest on deposits	1.64x	1.66x	1.70x	1.48x	1.11x
Excluding interest on deposits	2.17x	2.01x	2.20x	1.91x	1.26x
DESCRIPTION OF COMMON STOCK
      We may issue, either separately or together with other securities, shares of common stock. Under our articles of incorporation, we are authorized to issue up to 800,000,000 shares of common stock. Upon our receipt of the full specified purchase price therefor, the common stock will be fully paid and nonassessable. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. See “Description of Our Capital Stock” below.
DESCRIPTION OF PREFERRED STOCK
      The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock we offer in any prospectus supplement relating to such series, together with the more detailed provisions of our articles of incorporation and the statement with respect to shares relating to each particular series of preferred stock for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement, of which this prospectus forms a part. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.
General
      Under our articles of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series, except as otherwise stated in the articles of incorporation.
      Prior to the issuance of any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a statement with respect to shares as an amendment to our articles of incorporation. The term “board of directors” includes any duly authorized committee.
      The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our and our subsidiaries’ officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging a transaction to acquire us which is deemed undesirable by our board of directors.
      The preferred stock will be, when issued, fully paid and nonassessable. Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire any other shares of our capital stock.
      The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.
Rank
      Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.
Dividends
      Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below under “Description of Depositary Shares,” on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

      We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.
      Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.
      Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any of our other stock ranking junior to the preferred stock unless full dividends on all series of preferred stock have been paid or set apart for payment for:

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.
Conversion and Exchange
      The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.
Redemption
      If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holder thereof, or may be mandatorily redeemed at a certain date.
      Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.
      Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.
Liquidation Preference
      Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.
      If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights
      The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the statement with respect to shares establishing such series; or

•	as required by applicable law.
DESCRIPTION OF DEPOSITARY SHARES
      The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.
General
      We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.
      The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company, or an affiliate thereof, we select and that has its principal office in the United States and a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.
      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.
Dividends and Other Distributions
      The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.
      The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.
Redemption of Preferred Stock
      If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.
      Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.
Voting Deposited Preferred Stock
      Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.
      We will agree to take all actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. If the preferred stock depositary does not receive specific instructions from a holder of depositary shares representing any series of preferred stock, the preferred stock depositary will vote the preferred shares with respect to the depositary shares owned by such holder in the manner described in the applicable prospectus supplement.
Amendment and Termination of the Deposit Agreement
      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.
Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges
      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their account.
      Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.

Resignation and Removal of Depositary
      The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
      The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.
      Neither we nor the preferred stock depositary will be liable if we or the preferred stock depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of the duties thereunder and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
DESCRIPTION OF DEBT SECURITIES
      The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture and supplemental indentures, if any, including the defined terms, for the provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Whenever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.
General
      The debt securities offered by this prospectus will be our secured or unsecured obligations, and will be either senior debt, subordinated debt, or junior subordinated debt. Senior debt will be issued under a senior indenture. Subordinated debt will be issued under a subordinated indenture. Junior subordinated debt will be issued under a junior subordinated indenture. The senior indenture, the subordinated indenture, and the junior subordinated indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” Except as specified in “Senior Debt,” “Subordination,” the fifth following paragraph or otherwise below and in any applicable prospectus supplement, any junior subordinated debt will be subject to the same terms and conditions as subordinated debt and will be issued under a junior subordinated indenture filed as an exhibit to this registration statement. Unless the context provides otherwise, references to the subordinated indenture shall also be deemed to be references to the junior subordinated indenture. The indentures have been filed with the SEC and are filed as an exhibit to or incorporated by reference in the registration statement of which this prospectus forms a part. To obtain copies of the indentures, please see “Where You Can Find More Information” or contact the applicable trustee.

      Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under the indentures will be BNY Midwest Trust Company.
      The indentures do not limit the total principal amount of debt securities that may be issued, and the indentures provide that debt securities of any series may be issued up to the total principal amount that we authorize from time to time. Except as may be set forth in a prospectus supplement, neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness that may be incurred or the other securities that we or any of our affiliates may issue.
      Because we are a holding company, the claims of creditors of our subsidiaries, including Sovereign Bank, will have a priority over our rights as a shareholder of Sovereign Bank, and also over the rights of our creditors, including the holders of our debt securities, to participate in the assets of the subsidiary upon the subsidiary’s liquidation or recapitalization, except to the extent that we may be a creditor with recognized claims against the subsidiary. In addition, there are certain regulatory limitations on the payment of dividends and on loans and other transfers from our banking subsidiaries to us.
      The amount of debt securities offered by this prospectus will be limited to the amounts described on the cover of this prospectus. The indentures provide that our senior, subordinated or junior subordinated debt securities may be issued in one or more series with different terms, in each case as we authorize from time to time. (Section 301)
      The senior securities may be unsecured or secured by certain of our assets, including the stock of Sovereign Bank we own, and, except as may be set forth in a prospectus supplement, will rank on an equal basis with our other unsecured senior debt. The subordinated securities and junior subordinated securities will be unsecured and, except as may be set forth in a prospectus supplement, will rank on an equal basis with our other subordinated debt or junior subordinated debt, respectively, and, together with such other subordinated debt or junior subordinated debt, will be subordinate and junior in right of payment to the prior payment in full of our senior debt (which in the case of the junior subordinated debt will also include subordinated debt) as described below under “Subordination.”
      The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

•	the designation and any limit on the total principal amount of such debt securities;

•	the price (expressed as a percentage of the total principal amount) at which such debt securities will be issued;

•	the date or dates on which such debt securities will mature or method by which such dates can be determined;

•	the currency or currencies in which such debt securities are being sold and are denominated and the circumstances, if any, under which any debt securities may be payable in a currency other than the currency in which such debt securities are denominated, and if so, the exchange rate, the exchange rate agent and, if the holder of any such debt securities may elect the currency in which payments are to be made, the manner of such election;

•	the denomination in which any debt securities which are registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any debt securities which are bearer securities will be issuable, if other than the denomination of $5,000;

•	the rate or rates (which may be fixed or variable) at which such debt securities will bear interest, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity;

•	the date from which interest on such debt securities will accrue, the dates on which such interest will be payable or method by which such dates can be determined, the date on which payment of such interest will commence and the circumstances, if any, in which we may defer interest payments;

•	the dates on which, and the price or prices at which, such debt securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or mandatory repayment provisions, be redeemed or repaid and the other terms and provisions of any such optional redemption or mandatory repayment;

•	any terms by which such debt securities may be convertible into common stock (see “Description of Common Stock”), preferred stock (see “Description of Preferred Stock”), or any of our other capital stock (see “Description of Our Capital Stock”) and, in case of debt securities convertible into preferred stock, the terms of such preferred stock;

•	any terms by which the principal of such debt securities will be exchangeable for capital stock and any terms creating a securities fund pursuant to which the proceeds of sales of capital stock may be designated on our books for the payment of any of the principal of such debt securities;

•	whether such debt securities are to be issuable as bearer securities and/or registered securities and, if issuable as bearer securities, the terms upon which any bearer securities may be exchanged for registered securities;

•	whether such debt securities are to be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;

•	if a temporary global debt security is to be issued with respect to such series, the extent to which, and the manner in which, any interest payable on an interest payment date prior to the issuance of a permanent global security or definitive bearer securities will be credited to the accounts of the persons entitled to interest on the interest payment date;

•	if a temporary global security is to be issued with respect to such series, the terms upon which interests in such temporary global security may be exchanged for interests in a permanent global security or for definitive debt securities of the series and the terms upon which interests in a permanent global security, if any, may be exchanged for definitive debt securities of the series;

•	any additional restrictive covenants included for the benefit of holders of such debt securities;

•	any additional events of default provided with respect to such debt securities;

•	information with respect to book-entry procedures, if any;

•	whether the debt securities will be repayable at the option of the holder in the event we are subject to a change in control;

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture;

•	the terms of any securities being offered together with or separately from the debt securities;

•	if such debt securities are original issue discount securities, the accreted or notational value thereof (or method of determining such amount) upon acceleration of maturity;

•	any guarantees issued with respect to such debt securities; and

•	any security interests or other liens granted to secure such debt securities.
      Such prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities and certain United States federal income tax consequences and other special considerations applicable to such series of debt securities. If a debt security is denominated in a foreign currency, such debt security may not trade on a U.S. national securities exchange unless and until the SEC has approved appropriate rule changes pursuant to the Securities Exchange Act of 1934 to accommodate the trading of such debt security.

Form, Exchange, Registration and Transfer
      Debt securities of a series may be issuable in definitive form solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Unless otherwise indicated in the prospectus supplement, bearer securities other than bearer securities in temporary or permanent global form will have interest coupons attached. (Section 201) Each indenture also provides that bearer securities or registered securities of a series may be issuable in permanent global form. (Section 203) See “— Permanent Global Securities.”
      Registered securities of any series will be exchangeable for other registered securities of the same series of authorized denominations and of a like total principal amount, tenor and terms. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the applicable indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into registered securities of the same series of any authorized denominations and of a like aggregate principal amount, tenor and terms. Bearer securities surrendered in exchange for registered securities between the close of business on a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities. (Section 305) Each bearer security, other than a temporary global bearer security, and each interest coupon will bear an appropriate legend as will be specified in an applicable prospectus supplement.
      Debt securities may be presented for exchange as provided above, and registered securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the security registrar or at the office of any transfer agent we designate for such purpose with respect to such series of debt securities, without service charge and upon payment of any taxes and other governmental charges. (Section 305) If the applicable prospectus supplement refers to any transfer agent (in addition to the security registrar) we initially designate with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or security registrar) acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for such series and, if debt securities of a series are issuable as bearer securities, we must maintain (in addition to the security registrar) a transfer agent in a place of payment for such series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002)
      We shall not be required to:

•	issue, register the transfer of, or exchange debt securities of any particular series to be redeemed or exchanged for capital stock for a period of 15 days preceding the first publication of the relevant notice of redemption or, if registered securities are outstanding and there is no publication, the mailing of the relevant notice of redemption;

•	register the transfer of or exchange any registered security selected for redemption or exchange in whole or in part, except the unredeemed or unexchanged portion of any registered security being redeemed or exchanged in part; or

•	exchange any bearer security selected for redemption or exchange except that such a bearer security may be exchanged for a registered security of like tenor and terms of that series, provided that such registered security shall be surrendered for redemption or exchange. (Section 305)
      Additional information regarding restrictions on the issuance, exchange and transfer of, and special United States federal income tax considerations relating to, bearer securities will be set forth in the applicable prospectus supplement.

Temporary Global Securities
      If so specified in the applicable prospectus supplement, all or any portion of the debt securities of a series which are issuable as bearer securities will initially be represented by one or more temporary global securities, without interest coupons, to be deposited with a common depositary such as Euroclear System and Clearstream Banking, societe anonyme, Luxembourg for credit to designated accounts. On and after the date determined as provided in any such temporary global security and described in the applicable prospectus supplement, but within a reasonable time, each such temporary global security will be exchangeable for definitive bearer securities, definitive registered securities or all or a portion of a permanent global bearer security, or any combination thereof, as specified in the prospectus supplement. No definitive bearer security or permanent global bearer security delivered in exchange for a portion of a temporary global security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.
      Additional information regarding restrictions on and special United States federal income tax consequences relating to temporary global securities will be set forth in the applicable prospectus supplement.
Permanent Global Securities
      If any debt securities of a series are issuable in permanent global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global security may exchange their interests for definitive debt securities of such series and of like tenor and principal amount of any authorized form and denomination. Principal of and any premium and interest on a permanent global security will be payable in the manner described in the applicable prospectus supplement.
Payments and Paying Agents
      Unless otherwise indicated in the applicable prospectus supplement:

•	payments of principal of and premium, if any, and interest, if any, on bearer securities will be payable in the currency designated in the prospectus supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as we may appoint from time to time;

•	such payments may be made, at the option of the holder, by a check in the designated currency or by transfer to an account in the designated currency maintained by the payee with a bank located outside the United States; and

•	payment of interest on bearer securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date to a paying agent outside the United States. (Section 1001)
      No payment with respect to any bearer security will be made at any office or paying agency we maintain in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest, if any, on bearer securities denominated and payable in U.S. dollars will be made in U.S. dollars at an office or agency we designate in the United States, if payment of the full amount thereof in U.S. dollars at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, and the trustee receives an opinion of counsel that such payment within the United States is legal. (Section 1002)
      Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and premium, if any, and interest, if any, on a registered security will be payable in the currency designated in the prospectus supplement, and interest will be payable at the office of such paying agent or paying agents as we may appoint from time to time, except that, at our option, payment of any interest may be made by a check in such currency mailed to the holder at the holder’s registered address or by wire transfer to an account in such currency designated by the holder in writing not less than ten days prior to the date of payment. Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on a registered security will be made to the person in whose name such registered security is registered at the close of business on the regular record date for such payments. (Section 307) Unless otherwise indicated in the applicable prospectus supplement, principal payable at maturity will be paid to the registered holder upon surrender of the registered security at the office of a duly appointed paying agent.
      The paying agents outside the United States we initially appoint for a series of debt securities will be named in the applicable prospectus supplement. We may terminate the appointment of any of the paying agents from time to time, except that we will maintain at least one paying agent outside the United States so long as any bearer securities are outstanding where bearer securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of debt securities is listed on the stock exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of debt securities. (Section 1002)
      All moneys we pay to a paying agent for the payment of principal of or premium, if any, or interest, if any, on any debt security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, at our request, be repaid to us, and the holder of such debt security or any coupon will thereafter look only to us for payment. (Section 1003)
Covenants Contained in Indentures
      Unless an accompanying prospectus supplement provides otherwise, the indentures will provide that we may not:

•	sell, transfer, or otherwise dispose of any shares of voting stock of Sovereign Bank or permit Sovereign Bank to issue, sell, or otherwise dispose of any shares of its voting stock unless we retain direct ownership of at least 80% of the voting stock;

•	permit Sovereign Bank to merge or consolidate unless we directly own at least 80% of the voting stock of the surviving entity; or

•	convey or transfer Sovereign Bank’s properties and assets substantially as an entirety to any other entity unless we directly own at least 80% of the voting stock of the entity. (Section 1005)
      With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the indentures, these requirements may be modified so as to reduce the required percentage of ownership from 80% to a majority. (Section 902)
      We are not restricted by the indentures from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on our property (other than, in the case of the senior indentures, on the voting stock of Sovereign Bank as described above) for any purposes or from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indentures do not require the maintenance of any financial ratios or specific levels of net worth or liquidity. In addition, the indentures do not contain any provision that would require us to repurchase, redeem or otherwise modify the terms of any of our debt securities upon a change in control or other events involving us that may adversely affect the creditworthiness of the debt securities.
      The above covenants may be modified by, or additional covenants may be provided for in, a supplemental indenture, as will be further described in an applicable prospectus supplement.
Modification and Waiver
      Except as to the above, and certain other modifications and amendments not adverse to holders of debt securities, modifications and amendments of and waivers of compliance with certain restrictive provisions under each indenture may be made only with the consent of the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of each series affected by such modification, amendment or waiver.

      No such modification or amendment may, without the consent of the holder of each security so affected:

•	change the stated maturity of the principal or any installment of principal or any installment of interest, if any;

•	reduce the amount of principal or interest payable on the debt security, or any premium payable upon its redemption or repayment or, in the case of an original issue discount security, the amount of principal payable upon the acceleration of its maturity;

•	change the place of payment or the currency in which principal or interest is payable, if any;

•	impair the right of any holders to sue for the enforcement of any payment of the principal, premium, if any, and interest, if any, or adversely affect the holder’s right of repayment, if any, at the option of the holder;

•	reduce the percentage in principal amount of outstanding debt securities of any series, whose holders must consent for modification or amendment of the applicable indenture, or for waiver of compliance with certain provisions of the applicable indenture, or for waiver of certain defaults;

•	reduce the requirements contained in the applicable indenture for quorum or voting;

•	in the case of debt securities exchangeable for capital stock, impair any right to the delivery of capital stock in exchange for such debt securities or the right to sue for the enforcement of any such delivery or, in the case of debt securities convertible into common stock or preferred shares, impair any right to convert such debt securities; or

•	modify any of the above provisions. (Section 902)
      Each indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder if debt securities of that series are issuable in whole or in part as bearer securities. (Section 1601) A meeting may be called at any time by the trustee for such debt securities, or upon our request or upon the request of holders of at least 10% in principal amount of the outstanding debt securities of such series, upon notice given in accordance with the applicable indenture. (Section 1602)
      Except as limited by the preceding paragraph:

•	any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series;

•	any resolution with respect to any consent or waiver which may be given only by the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of a series issued under an indenture may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of 66 2/3% in principal amount of such outstanding debt securities of that series; and

•	any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series issued under an indenture may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. (Section 1604)
      Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series and the related coupons issued under that indenture. The quorum at any meeting of holders of a series of debt securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of such series.
      If any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of a series, the persons holding or representing 66 2/3% in principal amount of the outstanding debt securities of such series issued under that indenture will constitute a quorum. (Section 1604)
Events of Default
      Unless otherwise provided in the applicable prospectus supplement, any series of senior securities issued under the senior indenture will provide that the following shall constitute events of default with respect to such series:

•	default in payment of principal of or premium, if any, on any senior security of such series when due;

•	default for 30 days in payment of interest, if any, on any senior security of such series or related coupon, if any, when due;

•	default in the deposit of any sinking fund payment on any senior security of such series when due;

•	default in the performance of any other covenant in such indenture, continued for 90 days after written notice of the default by the trustee thereunder or by the holders of at least 25% in principal amount of the outstanding senior securities of such series issued under that indenture; and

•	certain events of our or Sovereign Bank’s bankruptcy, insolvency or reorganization. (Section 501 of the senior indenture)
      Unless otherwise provided in the applicable prospectus supplement, any series of subordinated securities issued under the subordinated indenture will provide that the only event of default will be certain events of our bankruptcy. (Section 501 of the subordinated indenture) Unless specifically stated in the applicable prospectus supplement for a particular series of subordinated securities, there is no right of acceleration of the payment of principal of the subordinated securities upon a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant or agreement in the subordinated securities or subordinated indenture. In the event of a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant (including, if applicable, any covenant to deliver any capital stock required to be delivered or any covenant to sell capital stock in a secondary offering) or agreement in the subordinated securities or subordinated indenture, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of such principal, premium, if any, or interest, if any, or to obtain the performance of such covenant or agreement or any other proper remedy, including, in the case of the failure to deliver capital stock, a proceeding to collect money equal to the principal amount of any subordinated securities for which capital stock were to be exchanged. (Section 503 of the subordinated indenture)
      We are required to file annually with each trustee an officers’ certificate as to the absence of certain defaults under the terms of the indentures. (Section 1007 of the senior indenture, Section 1004 of the subordinated indenture) Each indenture provides that if an event of default shall occur and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series issued under that indenture may declare the principal of all such debt securities (or in the case of original issue discount series, such portion of the principal amount thereof as may be specified in the terms thereof) to be due and payable. (Section 502) In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of any such series and any related coupons, waive any past default or event of default except a default in payment of the principal of or premium, if any, on any of the debt securities of such series and in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series or coupons affected. (Section 513)
      Each indenture contains a provision entitling the trustee, subject to the duty during default to act with the required standard of care, to be indemnified by the holders of the debt securities of any series or any related coupons before proceeding to exercise any right or power under such indenture at the request of such holders. (Section 603) Each indenture provides that no holder of any debt securities of any series or any related coupons may institute any proceeding, judicial or otherwise, to enforce such indenture except in the case of failure of the trustee, for 60 days, to act after it is given notice of default, a request to enforce such indenture by the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series, and an offer of indemnity reasonable to the trustee. (Section 507) This provision will not prevent any holder of debt securities or any related coupons from enforcing payment of the principal, premium, if any, and interest, if any, at their respective due dates. (Section 508) The holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under an indenture may direct the time, method and place of conducting any proceedings for any remedy available to the trustee for such debt securities or exercising any trust or power conferred on it with respect to the debt securities of such series. However, such trustee may refuse to follow any direction that conflicts with law or the indenture under which it serves or which would be unjustly prejudicial to holders not joining the proceeding. (Section 512)
      Each indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series of debt securities known to it, give to the holders of debt securities of such series notice of such default if not cured or waived. Except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any debt securities of such series or any related coupons or in the payment of any sinking fund installment with respect to debt securities of such series or in the exchange of capital stock for debt securities of such series, the trustee for such debt securities shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holders of such debt securities. (Section 602)
Defeasance
      We may terminate certain of our obligations under each indenture with respect to the debt securities of any series, including our obligations to comply with the covenants described under the heading “Covenants Contained in Indentures” above, on the terms and subject to the conditions contained in the indentures, by depositing in trust with the trustee money and/or, to the extent such debt securities are denominated and payable in U.S. dollars only, eligible instruments which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal and premium, if any, and interest, if any, on such debt securities, and any mandatory sinking fund, repayment or analogous payments on the securities, on the scheduled due dates for payment. Such deposit and termination is conditioned upon our delivery of an opinion of counsel that the holders of such debt securities will have no federal income tax consequences as a result of such deposit and termination. Such termination will not relieve us of our obligation to pay when due the principal of or interest on such debt securities if such debt securities of such series are not paid from the money or eligible instruments held by the trustee for the payment thereof. (Section 401) This is called “covenant defeasance.” The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting such defeasance with respect to the debt securities of a particular series.
Senior Debt
      Except as may be described in an applicable prospectus supplement, senior debt is any obligation to our creditors, now outstanding or subsequently incurred, other than:

•	any obligation as to which the instrument creating or evidencing it or pursuant to which it is outstanding provides that such obligation is not senior debt;

•	obligations evidenced by debt securities issued under the subordinated indenture (Section 101 of the subordinated indenture) (except in the case of the junior subordinated indenture (Section 101 of the junior subordinated indenture)); and

•	obligations evidenced by debt securities issued under the junior subordinated indenture.
Subordination
      The subordinated securities or the junior subordinated securities, as applicable, shall be subordinate and junior in right of payment, to the extent set forth in the subordinated indenture or the junior subordinated indenture, as applicable, to all of our senior debt (as such term is defined above). In the event that we default in the payment of any principal, premium, if any, or interest, if any, on any senior debt when it becomes due and payable, whether at maturity, or at a date fixed for prepayment, or by declaration of acceleration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made for principal, premium, if any, or interest, if any, on the subordinated securities or the junior subordinated securities, as applicable, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the subordinated securities or the junior subordinated securities, as applicable. (Section 1801 of the subordinated indenture or the junior subordinated indenture, as applicable) A series of subordinated debt securities may be issued that is subordinate to the senior debt, but is senior as to right of payment to some or all other series of subordinated or junior subordinated debt securities.
      In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding, relating to us, our creditors or our property, any proceeding for our liquidation, dissolution or other winding up, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, any assignment by us for the benefit of creditors, or any other marshalling of our assets, all senior debt (including any interest accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the principal or interest on the subordinated securities or the junior subordinated securities, as applicable. In such event, any payment or distribution on account of the principal of or interest on the subordinated securities or the junior subordinated securities, as applicable, whether in cash, securities or other property (other than our securities or the securities of any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated securities or the junior subordinated securities, as applicable, to the payment of all senior debt at the time outstanding, and to any securities issued under any such plan of reorganization or adjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated securities shall be paid or delivered directly to the holders of senior debt in accordance with the priorities then existing among such holders until all senior debt (including any interest accruing after the commencement of any such proceedings) shall have been paid in full. (Section 1801 of the subordinated indenture or the junior subordinated indenture, as applicable).
      In the event of any such proceeding, after payment in full of all sums owing with respect to senior debt, the holders of subordinated securities or junior subordinated securities, as applicable, together with the holders of any of our obligations ranking on an equal basis with the subordinated securities or junior subordinated securities, as applicable, shall be entitled to be repaid from our remaining assets the amounts at the time due and owing on account of unpaid principal, premium, if any, and interest, if any, on the subordinated securities or junior subordinated securities, as applicable and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any of our capital stock or obligations ranking junior to the subordinated securities or junior subordinated securities, as applicable, and such other obligations. If any payment or distribution on account of the principal of or interest on the subordinated securities or junior subordinated securities, as applicable, of any character or any security, whether in cash, securities or other property (other than our securities or the securities of any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated securities or junior subordinated securities, as applicable, to the payment of all senior debt at the time outstanding and to any securities issued under any such plan of reorganization or readjustment) shall be received by any holder of any subordinated securities or junior subordinated securities, as applicable, in contravention of any of these terms and before all the senior debt shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the senior debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior debt remaining unpaid to the extent necessary to pay all such senior debt in full. (Section 1801 of the subordinated indenture or junior subordinated indenture, as applicable) By reason of such subordination, in the event of our insolvency, holders of senior debt may receive more, ratably, and holders of the subordinated securities having a claim pursuant to such securities may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrence of any event of default in respect of the subordinated securities.
      The subordinated indenture or junior subordinated indenture, as applicable, may be modified or amended as provided under “— Modification and Waiver” above, provided that no such modification or amendment may, without the consent of the holders of all senior debt outstanding, modify any of the provisions of the subordinated indenture or junior subordinated indenture, as applicable, relating to the subordination of the subordinated securities or the junior subordinated securities and any related coupons in a manner adverse to such holders. (Section 902 of the subordinated indenture or junior subordinated indenture, as applicable)
Conversion of Convertible Debt Securities
      The holders of debt securities of a specified series that are convertible into our common stock or preferred stock will be entitled at certain times specified in the applicable prospectus supplement, subject to prior redemption, repayment or repurchase, to convert any convertible debt securities of such series (in denominations set forth in the applicable prospectus supplement) into common stock or preferred stock, as the case may be, at the conversion price set forth in the applicable prospectus supplement, subject to adjustment as described below and in the applicable prospectus supplement. Except as described below and as may be described in the applicable prospectus supplement, no adjustment will be made on conversion of any convertible debt securities for interest accrued thereon or for dividends on any common stock or preferred stock issued. (Section 1803 of the senior indenture, Section 1903 of the subordinated indenture) If any convertible debt securities not called for redemption are converted between a regular record date for the payment of interest and the next succeeding interest payment date, such convertible debt securities must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. (Section 1803 of the senior indenture, Section 1903 of the subordinated indenture) We are not required to issue fractional shares of common stock upon conversion of convertible debt securities that are convertible into common stock and, in lieu thereof, will pay a cash adjustment based upon the closing price (as defined in the indenture) of the common stock on the last business day prior to the date of conversion. (Section 1804 of the senior indenture, Section 1904 of the subordinated indenture) In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the redemption date. (Section 1802 of the senior indenture, Section 1902 of the subordinated indenture)
      Unless otherwise indicated in the applicable prospectus supplement, the conversion price for convertible debt securities that are convertible into our common stock is subject to adjustment under formulas set forth in the applicable indenture in certain events, including:

•	the issuance of our capital stock as a dividend or distribution on the common stock;

•	subdivisions and combinations of the common stock;

•	the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price (as defined in the indenture); and

•	the distribution to all holders of common stock of evidences of our indebtedness or assets (excluding certain cash dividends and distributions described in the second paragraph below) or rights or warrants (excluding those referred to above). (Section 1806 of the senior indenture, Section 1906 of the subordinated indenture)
      In the event that we distribute any rights or warrants to acquire capital stock pursuant to which separate certificates representing such capital stock rights will be distributed subsequent to the initial distribution of such capital stock rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of convertible debt securities), such subsequent distribution shall be deemed to be the distribution of such capital stock rights. We may, in lieu of making any adjustment in the conversion price upon a distribution of separate certificates representing such capital stock rights, make proper provision so that each holder of such a convertible debt security who converts it (or any portion of it) before the record date for such distribution of separate certificates shall be entitled to receive upon such conversion shares of common stock issued with capital stock rights. If converted after such record date and prior to the expiration, redemption or termination of such capital stock rights, the holder shall be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion, the same number of such capital stock rights as would a holder of the number of shares of common stock that such convertible debt security so converted would have entitled its holder to acquire in accordance with the terms and provisions applicable to the capital stock rights if such convertible debt security were converted immediately prior to the record date for such distribution. Common stock owned by or held for our account or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.
      No adjustment in the conversion price of convertible debt securities that are convertible into common stock will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price of convertible debt securities that are convertible into common stock will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect, provided, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment. Any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. We reserve the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as we in our discretion shall determine to be advisable in order that certain stock-related distributions we make to our shareholders in the future shall not be taxable. (Section 1806 of the senior indenture, Section 1906 of the subordinated indenture) Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or securities carrying the right to purchase any of the foregoing.
      In the case of a reclassification or change of the common stock, a consolidation or merger involving us, or a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the convertible debt securities then outstanding that are convertible into common stock will be entitled thereafter to convert such convertible debt securities into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such convertible debt securities been converted into common stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. (Section 1807 of the senior indenture, Section 1907 of the subordinated indenture)
      In the event of a taxable distribution to holders of common stock (or other transaction) which results in any adjustment of the conversion price of convertible debt securities that are convertible into common stock, the holders of such convertible debt securities may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock or such convertible debt securities.
Exchange for Capital Stock
      To the extent set forth in a prospectus supplement, a specified series of debt securities may be mandatorily exchangeable for capital stock as described under “Description of Our Capital Stock” below.
Information Concerning the Trustee
      The trustee serves as trustee under indentures for certain of our other debt.
      The trustee may, from time to time make loans to us and perform other services for us in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust

Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify debt holders to this effect and any debt holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.
DESCRIPTION OF WARRANTS
      We may issue warrants for the purchase of common stock, preferred stock and debt securities. Warrants may be issued separately or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. A copy of the form of warrant agreement, including the form of warrant certificate representing the warrants, will be filed as an exhibit to a document incorporated by reference into the registration statement of which this prospectus forms a part. The following summaries of certain provisions of the forms of warrant agreements and warrant certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreements and the warrant certificates.
General
      If warrants are offered, the applicable prospectus supplement will describe the terms of such warrants, including, in the case of warrants for the purchase of debt securities, the following where applicable:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each of these securities;

•	if applicable, the date after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a warrant and the purchase price;

•	the dates on which the right to exercise the warrants begins and expires;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificate or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information with respect to any book-entry procedures;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	any antidilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
      In the case of warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

•	the title of the warrants;

•	the offering price of the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that is purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the purchase price;

•	the dates on which the right to exercise the warrants begins and expires;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	any antidilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
      As described in the applicable prospectus supplement, warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in such prospectus supplement. Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of such warrants will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.
Exercise of Warrants
      Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or shares of common stock or preferred stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

      Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price and the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.
Amendments and Supplements to Warrant Agreements
      The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.
Common Stock Warrant Adjustments
      Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant are subject to adjustment in certain events, including:

•	the issuance of common stock as a dividend or distribution on the common stock;

•	subdivisions and combinations of our common stock;

•	the issuance to all holders of common stock of capital stock rights entitling them to subscribe for or purchase common stock within 60 days after the date fixed for the determination of the shareholders entitled to receive such capital stock rights, at less than the current market price; and

•	the distribution to all holders of common stock of securities or other assets (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).
      We may, in lieu of making any adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant, make proper provision so that each holder of such common stock warrant who exercises such common stock warrant (or any portion thereof):

•	before the record date for such distribution of separate certificates, shall be entitled to receive upon such exercise shares of common stock issued with capital stock rights; and

•	after such record date and prior to the expiration, redemption or termination of such capital stock rights, shall be entitled to receive upon such exercise in addition to the shares of common stock issuable upon such exercise, the same number of such capital stock rights as such holder would have received if such common stock warrant was exercised immediately prior to the record date for such distribution.
      Common stock owned by or held for our account or any of our majority owned subsidiaries shall not be deemed outstanding for the purpose of any adjustment.
      Except as provided in the applicable prospectus supplement, no adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions of cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase any of the foregoing.
      In the case of a reclassification or change of our common stock, a consolidation or merger involving us, or a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of our common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the common stock warrants then outstanding will be entitled thereafter to convert such common stock warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such common stock warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and one or more shares of our common stock, preferred stock or fractions thereof or a debt security or our debt obligation, or the debt obligation of a third party, including a U.S. Treasury security. Our common stock, preferred stock or debt securities or the debt obligation of a third party may serve as collateral to secure the holders’ obligations to purchase the shares of common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of stock purchase contracts. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units.
DESCRIPTION OF OUR CAPITAL STOCK
      At December 31, 2005, our authorized capital consisted of 800,000,000 shares of common stock, no par value, and 7,500,000 shares of authorized preferred stock. As of March 31, 2006, there were 358,851,466 shares of our common stock outstanding and no shares of preferred stock issued and outstanding. There are no other shares of capital stock authorized, issued or outstanding. We have no options, warrants, or other rights authorized, issued or outstanding, other than as described below under “Trust PIERS” and “Shareholder Rights Plan,” and options granted under our stock option plans.
Common Stock
      The holders of our common stock share ratably in dividends when and if declared by our board of directors from legally available funds. Our declaration and payment of cash dividends depends upon dividend payments by Sovereign Bank, which are our primary source of revenue and cash flow. We are a legal entity separate and distinct from our subsidiaries. Accordingly, our right, and consequently the right of our creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that our claims in our capacity as a creditor may be recognized.
      Prior to the issuance of any of our preferred stock that possesses voting rights (see — “Preferred Stock” below), the holders of shares of common stock will possess exclusive voting rights on matters upon which shareholders have the right to vote. Each holder of shares of our common stock has one vote for each share held on matters upon which shareholders have the right to vote. Our shareholders cannot cumulate votes in the election of directors.

      The holders of our common stock have no preemptive rights to acquire any additional shares of our common stock. In addition, our common stock is not subject to redemption.
      Our articles of incorporation authorize our board of directors to issue authorized shares of our common stock without shareholder approval. Our common stock is listed on the New York Stock Exchange under the symbol “SOV.”
      In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of our common stock share ratably in any of our assets or funds that are available for distribution to shareholders after the satisfaction of our liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding of our preferred stock.
Preferred Stock
      Our board of directors is authorized to approve the issuance of our preferred stock, without any required approval of shareholders. Our board determines the rights, qualifications, restrictions, and limitations on each series of our preferred stock at the time of issuance. These rights may include rights to participating dividends, voting and convertibility into shares of our common stock. Shares of our preferred stock may have dividend, redemption, voting, and liquidation rights taking priority over our common stock, and may be convertible into our common stock.
Trust PIERS
      In the first quarter of 2004, Sovereign Capital Trust IV, a special purpose statutory trust, issued 16,000,000 Contingent Convertible Trust Preferred Income Equity Redeemable Securities (“Trust PIERS”). Each Trust PIERS:

•	has a stated liquidation amount of $50, representing an undivided beneficial ownership interest in the assets of the trust, which assets consist solely of junior subordinated debentures issued by us and warrants to purchase 1.6301 shares per warrant (subject to adjustment) of our common stock; and

•	is convertible, upon the satisfaction of certain conditions, at any time prior to March 1, 2034 (subject to redemption), into 1.6301 shares (subject to antidilution adjustments) of our common stock. The exercise price of the warrants is equal to the accreted value of the Trust PIERS (subject to antidilution adjustments). The accreted value of a Trust PIERS is equal to the sum of the initial purchase price of the Trust PIERS (i.e. $31.78) plus accrual of the discount (i.e. $18.22), calculated from March 1, 2004 to the date of exercise of the warrant at the all-in-yield of 7.41% per annum on a quarterly bond equivalent yield basis using a 360-day year of twelve 30-day months until such sum equals $50 on March 1, 2034.
Shareholder Rights Plan
      We maintain a shareholder rights plan designed to protect shareholders from attempts to acquire control of us at an inadequate price. Under the shareholder rights plan, each outstanding share of our common stock has attached to it one right to purchase one-hundredth of a share of junior participating preferred stock at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur. A holder can exercise the rights to purchase shares of the junior participating preferred stock if a person, group, or other entity acquires or commences a tender offer or an exchange offer for 9.9% or more of total voting power.
      After the rights become exercisable, the rights (other than rights held by a 9.9% beneficial owner) generally will entitle the holders to purchase either our common stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.
      The rights can be redeemed at $.001 per right by a majority vote of our board of directors at any time prior to the earlier of the tenth business day following public announcement that a 9.9% position has been acquired or June 30, 2007. At any time prior to the date the rights become nonredeemable, our board of directors can extend the redemption period.
      On October 24, 2005, our board of directors amended the shareholder rights plan to provide that the term “acquiring person” shall not include Banco Santander Central Hispano, S.A. (and its affiliates and associates), which we refer to as “Santander”, to the extent and only to the extent that Santander acquires beneficial ownership of our common stock in accordance with and as permitted by the terms of the Investment Agreement dated October 24, 2005, between us and Santander.
Special Charter and Pennsylvania Corporate Law Provisions
      Our articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for our stock, a proxy contest for control of us, the assumption of control of us by a holder of a large block of our stock and the removal of our management. These provisions:

•	empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;

•	divide our board of directors into three classes serving staggered three-year terms;

•	restrict the ability of shareholders to remove directors;

•	require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of our voting power, if the transaction is not approved, in advance, by our board of directors;

•	prohibit shareholders’ actions without a meeting;

•	require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of our articles of incorporation;

•	require any person who acquires our stock with voting power of 25% or more to offer to purchase for cash all remaining shares of our voting stock at the highest price paid by such person for shares of our voting stock during the preceding year;

•	eliminate cumulative voting in elections of directors;

•	require an affirmative vote of at least two-thirds of total voting power in order for shareholders to repeal or amend our bylaws;

•	require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

•	provide that officers, directors, employees, agents and person who own 5% or more of the voting securities of any other corporation or other entity that owns 66 2/3% or more of our outstanding voting stock cannot constitute a majority of the members of our board of directors.
      In December 2005, in response to public statements by Relational Investors LLC that it intended to seek removal without cause of all of Sovereign’s directors through a shareholder vote, Sovereign commenced litigation in the United States District Court for the Southern District of New York seeking a declaratory judgment that, under Sovereign’s articles of incorporation and the Pennsylvania Business Corporation Law, Sovereign directors can only be removed by shareholders for cause. On March 2, 2006, the District Court ruled against Sovereign. Sovereign disagrees with the District Court’s ruling that Sovereign’s directors can be removed by shareholders without cause under Pennsylvania law and Sovereign’s articles of incorporation, and is seeking a review of the ruling by the United States Court of Appeals for the Second Circuit.

      The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to us which may have the effect of impeding a change in control. These provisions, among other things:

•	require that, following any acquisition of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation; and

•	prohibit for five years, subject to certain exceptions, a “business combination,” which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation’s voting power.
      In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law of 1988. To the extent applicable to us at the present time, this legislation generally:

•	expands the factors and groups (including shareholders) which our board of directors can consider in determining whether a certain action is in the best interests of the corporation;

•	provides that our board of directors need not consider the interests of any particular group as dominant or controlling;

•	provides that our directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

•	provides that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•	provides that the fiduciary duty of our directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.
      The 1990 amendments to the Pennsylvania Business Corporation Law of 1988 explicitly provide that the fiduciary duty of directors does not require directors to:

•	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•	render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•	act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.
      One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania Business Corporation Law of 1988 grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.
      We opted out of coverage by the “disgorgement” and “control-share acquisition” statutes included in the 1990 legislation, pursuant to a bylaw amendment as permitted by the legislation. To the extent applicable to a Pennsylvania corporation, the “disgorgement” statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation’s voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The “control share acquisition” statute generally prohibits a person or group who or which exceeds certain stock ownership thresholds (20%, 33 1/3% and 50%) for the first time from voting the “control shares” (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders. As a result of our opt out from coverage for these statutes, neither the “disgorgement” nor the “control share acquisition” statute would apply to a nonnegotiated attempt to acquire control of us, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. We can reverse this action, and thereby cause the “disgorgement” and “control share acquisition” statutes to apply to an attempt to acquire control of us, by means of an amendment to our bylaws, which could be adopted by our board of directors, without shareholder approval.
DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES
Trust Preferred Securities
      The declaration of trust pursuant to which each Trust is organized will be replaced by an amended and restated declaration of trust, which will authorize the trustees of such trust to issue on behalf of such Trust one series of trust preferred securities and one series of trust common securities. The trust preferred securities will be issued to the public pursuant to the Registration Statement of which this prospectus forms a part, and the trust common securities will be issued directly or indirectly to us.
      The trust preferred securities will have such terms, including distributions, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the applicable declaration of trust or made part of such declaration of trust by the Trust Indenture Act. Reference is made to the applicable prospectus supplement relating to the trust preferred securities of such Trust for specific terms, including:

•	the distinctive designation of such trust preferred securities;

•	the number of trust preferred securities issued by such Trust;

•	the annual distribution rate (or method of determining such rate) for trust preferred securities issued by such Trust and the date or dates upon which such distributions shall be payable;

•	whether distributions on trust preferred securities issued by such Trust will be cumulative, and, in the case of trust preferred securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities issued by such Trust will be cumulative;

•	the amount or amounts which will be paid out of the assets of such Trust to the holder of trust preferred securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust;

•	the terms and conditions, if any, under which trust preferred securities of such Trust may be converted into shares of our capital stock, including the conversion price per share and the circumstances, if any, under which any such conversion right shall expire;

•	the terms and conditions, if any, upon which the related series of the applicable debt securities may be distributed to holders of trust preferred securities of such Trust in exchange for such trust preferred securities;

•	the obligation, if any, of such Trust to purchase or redeem trust preferred securities issued by such Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities issued by such Trust will be purchased or redeemed, in whole or in part, pursuant to such obligation;

•	the voting rights, if any, of trust preferred securities issued by such Trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by such Trust, as a condition to specified action or amendments to the applicable declaration of trust; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by such Trust consistent with the applicable declaration of trust or with applicable law.
      Pursuant to each declaration of trust, the property trustee will own the debt securities purchased by the applicable Trust for the benefit of the holders of the trust preferred securities. The payment of distributions out of money held by the Trust, and payments upon redemption of trust preferred securities or liquidation of any Trust, will be guaranteed by us to the extent described under “— Trust Guarantees.”
      Certain federal income tax considerations applicable to an investment in trust preferred securities will be described in the prospectus supplement relating thereto.
      In connection with the issuance of trust preferred securities, each Trust will also issue one series of trust common securities. Each amended declaration of trust will authorize the administrative trustee of a Trust to issue on behalf of such Trust one series of trust common securities having such terms, including distribution, conversion, redemption, voting, and liquidation rights or such restrictions as shall be set forth therein. Except as otherwise provided in the prospectus supplement relating to the trust preferred securities, the terms of the trust common securities issued by such Trust will be substantially identical to the terms of the trust preferred securities issued by such Trust, and the trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities, except that upon an event of default under the applicable declaration of trust, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the trust common securities will also carry the right to vote and to appoint, remove or replace any of the trustees of the related Trust which issued such trust common securities. All of the trust common securities of each Trust will be directly or indirectly owned by us.
      The property trustee and its affiliates may provide customary commercial banking services to us and certain of our subsidiaries and may participate in our various financing agreements in the ordinary course of its business.
Trust Guarantees
      Set forth below is a summary of information concerning the trust guarantees that we will execute and deliver, from time to time, for the benefit of the holders of trust preferred securities. The accompanying prospectus supplement will describe any significant differences between the actual terms of the trust guarantees and the summary below. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the trust guarantee, which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.
      General. We will irrevocably and unconditionally agree, to the extent set forth in the trust guarantees, to pay in full, to the holders of trust preferred securities of each series, the trust guarantee payments (as defined below) (except to the extent paid by such Trust), as and when due, regardless of any defense, right of set-off, or counterclaim which such Trust may have or assert. The following trust guarantee payments with respect to any series of trust preferred securities (to the extent not paid by the applicable Trust) will be subject to the trust guarantees (without duplication):

•	any accrued and unpaid distributions that are required to be paid on the trust preferred securities of such series, to the extent such Trust shall have funds legally available therefor;

•	the redemption price, including all accrued and unpaid distributions, payable out of funds legally available therefor, with respect to any trust preferred securities called for redemption by such Trust; and

•	upon a liquidation of such Trust (other than in connection with the distribution of debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities issued by such Trust), the lesser of:

•	the aggregate of the liquidation preference and all accrued and unpaid distributions on the trust preferred securities of such series to the date of payment; and

•	the amount of assets of such Trust remaining available for distribution to holders of trust preferred securities of such series in liquidation of such Trust.
      Our obligation to make a trust guarantee payment may be satisfied by our direct payment of the required amounts to the holders of trust preferred securities or by causing the applicable Trust to pay such amounts to such holders.
      Our Covenants. In each trust guarantee, except as may be provided in an applicable prospectus supplement, we will covenant that, so long as any trust preferred securities issued by the applicable Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such trust guarantee or the applicable declaration of trust, then:

•	We will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock other than:

•	purchases or acquisitions of shares of capital stock in connection with our satisfaction of obligations under any employee benefit plan;

•	as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

•	purchases or acquisitions of shares of capital stock to be used in connection with acquisitions of capital stock by shareholders pursuant to our dividend reinvestment plan, or make any guarantee payments with respect to the foregoing; and

•	We will not make any payment of principal or premium, if any, on or repurchase any debt securities (including guarantees), issued by us which rank on a parity with or junior to such debt securities, other than at stated maturity.
      Amendment and Assignment. Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities of any series (in which case no vote will be required), each trust guarantee with respect to any series of trust preferred securities may be changed only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding trust preferred securities of such series. The manner of obtaining any such approval of holders of the trust preferred securities of each series will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in each trust guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the applicable series of trust preferred securities then outstanding.
      Termination of the Trust Guarantees. Each trust guarantee will terminate as to the trust preferred securities issued by the applicable Trust:

•	upon full payment of the redemption price of all trust preferred securities of such Trust;

•	upon distribution of the applicable debt securities held by such Trust to the holders of the trust preferred securities of such Trust; or

•	upon full payment of the amounts payable in accordance with the declaration of trust upon liquidation of such Trust.

      Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable Trust must return payment of any sums paid under such trust preferred securities or such trust guarantee.
      The subordination provisions of the applicable debt securities and the trust guarantees, respectively, may provide that in the event payment is made on debt securities or the trust guarantees in contravention of such provisions, such payments will be paid over to the holders of senior debt.
      Ranking of the Trust Guarantees. Unless otherwise specified in a prospectus supplement, each trust guarantee will constitute our unsecured obligation and will rank:

•	subordinate and junior in right of payment to all of our other liabilities;

•	senior to the most senior preferred or preference stock, if any, we issue hereafter and with any guarantee we enter into hereafter in respect of any preferred or preference stock or interests of any of our affiliates; and

•	senior to our common stock.
      Each declaration of trust will provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable trust guarantee.
      Each trust guarantee will constitute a guarantee of payment and not of collection. The trust guarantees will be deposited with the property trustee to be held for the benefit of any series of trust preferred securities. The property trustee will have the right to enforce the trust guarantees on behalf of the holders of any series of trust preferred securities. The holders of not less than 10% in aggregate liquidation preference of a series of trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the trust guarantee applicable to such series of trust preferred securities, including the giving of directions to the property trustee. If the property trustee fails to enforce a trust guarantee as above provided, any holder of trust preferred securities of a series to which such trust guarantee pertains may institute a legal proceeding directly against us to enforce its rights under such trust guarantee, without first instituting a legal proceeding against the applicable Trust, or any other person or entity. Each trust guarantee will not be discharged except by payment of the trust guarantee payments in full to the extent not paid by the applicable Trust, and by complete performance of all obligations under such trust guarantee.
      Governing Law. Each trust guarantee will be governed by and construed in accordance with the laws of the State of New York.
CERTAIN TAX CONSIDERATIONS
      The applicable prospectus supplement with respect to each type of security issued under this registration statement may contain a discussion of certain tax consequences of an investment in the securities offered thereby.
PLAN OF DISTRIBUTION
      We may offer the securities being offered by this prospectus in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	directly by us to purchasers;

•	through agents; or

•	through a combination of any of these methods.

      The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds we will receive from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such offered securities may be listed.
      Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      If underwriters are used in an offering of the offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.
      In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.
      These transactions may be effected through the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.
      If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.
      We may sell offered securities directly to one or more institutional purchasers, or through agents we designate from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      From time to time, our broker-dealers affiliates that are members of the National Association of Securities Dealers, Inc. (NASD) may participate in the distributions of the offered securities. Accordingly, offerings of securities hereunder in which our broker-dealer affiliates participate will conform with requirements set forth in Rule 2720 of the Conduct Rules of the NASD.
      If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.
      In addition, shares of common stock may be issued upon conversion of or in exchange for debt securities, preferred stock or depositary shares.
      Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.
      Each series of offered securities may be a new issue of securities and may have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.
ERISA CONSIDERATIONS
      Sovereign Bank, Trust and Wealth Management, a division of Sovereign Bank, provides services to several employee benefit plans. Although the majority of these plans are employee-directed 401(k) plans, we and any of our direct or indirect subsidiaries may be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and a “disqualified person” under corresponding provisions of the Internal Revenue Code of 1986, as amended (the “Code”), relating to some of these employee benefit plans. “Prohibited transactions” within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan to which we or any of our direct or indirect subsidiaries is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption issued by the U.S. Department of Labor. Any employee benefit plan or other entity to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.
LEGAL MATTERS
      Stevens & Lee, Philadelphia and Reading, Pennsylvania, will act as our legal counsel and will pass upon the validity of any securities offered by this prospectus and any applicable prospectus supplement. Counsel identified in the applicable prospectus supplement will act as legal counsel to the underwriters.
EXPERTS
      The consolidated financial statements of Sovereign Bancorp, Inc. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, and Sovereign Bancorp, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

           Shares

Common Stock

PROSPECTUS SUPPLEMENT
May   , 2008

Lehman Brothers